PRESS RELEASE

SOURCE:  Interstate Bakeries Corporation


IBC COMPLETES SHARE PURCHASE AND AMENDS CREDIT AGREEMENT


KANSAS CITY, Mo.--April 25, 2002--Interstate Bakeries Corporation (NYSE: IBC) announced that it has completed its purchase of 7,348,154 shares of its common stock from a subsidiary of Nestle S.A. ("Nestle"). Following the purchase, there are approximately 43.6 million shares of the Company's common stock outstanding. Nestle continues to own 7.5 million shares of the Company's common stock.

The Company has also amended its Credit Agreement to add a new $100 million term loan facility and to amend certain covenants to allow the purchase of its common stock from Nestle. In addition to this new term loan facility, the Company borrowed approximately $58,000,000 under its revolving credit facility to finance the share purchase.

Interstate Bakeries Corporation is the largest baker and distributor of fresh baked bread and sweet goods in the U.S., under various brand names including Wonder(R), Hostess(R), Dolly Madison(R) and Drake's(R). The Company is headquartered in Kansas City, Missouri.

For information please contact:

      Frank W. Coffey
      Senior Vice President and Chief
        Financial Officer
      Interstate Bakeries Corporation
      12 East Armour Boulevard
      Kansas City, MO 64111
      (816) 502-4000